EXHIBIT 99.1

PRESS RELEASE                          Source: Steel Partners Holdings L.P.

Steel Partners Holdings L.P. Reports Third Quarter 2013 Financial Results

NEW YORK, November 7, 2013 -- Steel Partners Holdings L.P. (NYSE: SPLP) (“SPLP” or the “Company”), a global diversified holding company, today announced operating results for the third quarter and nine months ended September 30, 2013. They are summarized in the following paragraphs. For a full discussion of the operating results, please read the Company's Form 10-Q, which can be found at www.steelpartners.com.

SPLP reported revenues of $210.7 million for the quarter, as compared to $183.7 million for the same period of 2012. Income before taxes and equity method investments was $9.3 million in the third quarter of 2013, as compared to $8.9 million in the same period of 2012. Net loss attributable to the Company's common unitholders for the third quarter of 2013 was $15.4 million, or $0.52 per diluted common unit, as compared to net income of $3.5 million, or $0.11 per diluted common unit, for the same period in 2012.

For the nine months ended September 30, 2013, revenues were $613.3 million as compared to $548.7 million for the same period in 2012. Income before taxes and equity method investments was $30.0 million in the first nine months of 2013, as compared to $36.3 million in the same period of 2012. Net loss attributable to the Company's common unitholders for the first nine months of 2013 was $11.3 million, or $0.38 per diluted common unit, as compared to net income of $42.0 million, or $1.43 per diluted common unit, for the same period in 2012.

Financial Summary ($000s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$210,737	$183,705	$613,295	$548,677
Costs and Expenses	201,426	174,836	583,280	512,354
Income before taxes and equity method investments	9,311	8,869	30,015	36,323
Income tax provision	7,363	2,246	16,077	14,366
(Loss) Income of associated companies, net of taxes	(15,454)	(3,235)	(12,441)	25,384
Income (loss) from other investments - related party	900	586	742	(8,424)
(Loss) Income from investments held at fair value	(124)	3,887	(4,665)	12,865
Net (loss) income from continuing operations	(12,730)	7,861	(2,426)	51,782
Income from discontinued operations	2,148	1,208	5,579	5,932
Net (loss) income	(10,582)	9,069	3,153	57,714
Income attributable to noncontrolling interests	(4,864)	(5,582)	(14,452)	(15,676)
Net (loss) income attributable to common unit holders	$(15,446)	$3,487	$(11,299)	$42,038

Net (loss) income per common unit - basic	$(0.52)	$0.11	$(0.38)	$1.43
Net (loss) income per common unit - diluted	$(0.52)	$0.11	$(0.38)	$1.43

Segment Results ($000s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
Diversified industrial	$171,874	$144,629	$502,915	$453,445
Energy	31,844	34,293	87,571	65,919
Financial services	7,162	5,384	20,742	13,519
Corporate	(143)	(601)	2,067	15,794
Total	$210,737	$183,705	$613,295	$548,677
Income (loss) from continuing operations before income taxes:
Diversified industrial	$10,782	$10,287	$50,301	$32,306
Energy	3,007	6,208	8,463	23,470
Financial services	4,731	3,229	13,167	7,595
Corporate	(23,887)	(9,617)	(58,280)	2,777
(Loss) Income from continuing operations before income taxes	(5,367)	10,107	13,651	66,148
Income tax provision	7,363	2,246	16,077	14,366
Net (loss) income from continuing operations	$(12,730)	$7,861	$(2,426)	$51,782
(Loss) Income from equity method investments:
Diversified industrial	$(4,005)	$1,684	$11,197	$(1,298)
Energy	(137)	—	(217)	13,139
Corporate	(10,412)	(4,333)	(22,679)	5,119
Total	$(14,554)	$(2,649)	$(11,699)	$16,960

About Steel Partners Holdings L.P.
Steel Partners Holdings L.P. is a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests.  It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking, food products and services, oilfield services, sports, training, education, and the entertainment and lifestyle industries.
Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. Forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2013 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, SPLP's subsidiaries need for additional financing and the terms and conditions of any financing that is consummated, their customers' acceptance of its new and existing products, the risk that the Company and its subsidiaries will not be able to compete successfully, and the possible volatility of the Company's unit price and the potential fluctuation in its operating results. Although SPLP believes that the expectations reflected in its forward-looking statements are reasonable and achievable, any such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2012 for information regarding risk factors that could affect the Company's results. Except as otherwise required by federal securities laws, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.
Investor contact: Steel Partners Holdings GP Inc.
James F. McCabe, Jr., Chief Financial Officer
212-520-2376
jmccabe@steelpartners.com